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                                                                   EXHIBIT 10.44



MYMETICS CORPORATION
CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") dated February 23, 2005, is entered into by and between Mymetics Corporation, a Delaware corporation, with its principal place of business at 14, Rue de la Colombiere, CH-1260 Nyon, Switzerland (the "Company"), and Northern Lights International, a Bahamian company, with its principal office at Sea Horse Ranch, Cabarete Sosua, Dominican Republic ("Consultant").

         1. Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the "Services") to the Company as described on Exhibit A attached to this Agreement. Consultant represents that Consultant has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant's best efforts to perform the Services such that the results are satisfactory to the Company. Consultant shall devote at least 100 hours per month to performance of the Services.

         2. Fees and Expenses. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit B attached to this Agreement at the times specified therein, and the Company shall reimburse Consultant for all reasonable travel, entertainment and other expenses incurred or paid by Consultant in connection with, or related to, the performance of Consultant's responsibilities or services under this Agreement, upon presentation by Consultant of documentation, expense statements, vouchers, and such other supporting information as the Company may request, or as may be consistent with standard company practices.

         3. Term and Termination. Consultant shall serve as a consultant to the Company effective on January 24, 2005. Notwithstanding the above, either party may terminate this Agreement at any time upon thirty days written notice.

         4. Independent Contractor. Consultant's relationship with the Company will be that of an independent contractor and not that of an employee.

                  (a) Method of Provision of Services: Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant's own expense, employ or engage the service of such employees or subcontractors as Consultant deems necessary to perform the Services required by this Agreement (the "Assistants"). Such Assistants are not the employees of the Company and Consultant shall be wholly responsible for the professional performance of the Services by his Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement, and ensure that any Assistants who have access to the Confidential Information (defined below) are bound by a non-disclosure agreement in content substantially equivalent to the provisions hereof prior to any disclosure of the Confidential Information to such persons.

                  (b) No Authority to Bind Company. Neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

                  (c) No Benefits. Consultant acknowledges and agrees that Consultant (or Consultant's employees, if Consultant is an entity) will not be eligible for any Company employee benefits and, to the extent Consultant (or Consultant's employees, if Consultant is an entity) otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement,



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Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

                  (d) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant's self-employment, sole proprietorship or other form of business organization, and Consultant's partners, agents and employees, including state worker's compensation insurance coverage requirements and any US immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant's partners, agents or its employees.

         5. Supervision of Consultant's Services. All of the Services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company's President. Consultant will be required to report to the President concerning the Services performed under this Agreement. The nature and frequency of these reports (oral or written) will be left to the discretion of the President.

         6. Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses in any way involve products or services which are competitive with the Company's products or services, or those products or services currently proposed or in development by the Company however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately.

         7. Confidentiality Agreement. The Consultant may be afforded access to information regarding the business and affairs of the Company and its products during the course of the assignment ("Confidential Information"), except such information which (i) is already in the party's possession, without an obligation of confidentiality with respect thereto, prior to disclosure under this Agreement, (ii) is or subsequently becomes part of the public domain through no act or omission of the other party, (iii) is disclosed to the party by a third party having no obligation of confidentiality thereto, provided the party did not have actual or constructive notice that such information was wrongfully disclosed by such third party; or (iv) is independently developed by the party without access to or use of the Confidential Information. Notwithstanding the foregoing, each party shall be entitled to disclose such information: (a) to its agents, employees and representatives who have a need to know such information, for the purpose of performance under this Agreement and exercising the rights granted under this Agreement, or (b) to the extent required by applicable law, or (c) during the course of or in connection with any litigation, arbitration or other judicial proceeding based upon or in connection with the subject matter of this Agreement. The Consultant agrees to guard this Confidential Information, to hold it in strict confidence, and not to disclose it to others without the written permission of the Company or until such information is otherwise publicly


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released by the Company. The Consultant agrees that upon termination or completion of this Agreement, any notebook, data or information acquired or developed by the Consultant in carrying out the terms of this Agreement will be turned over to the Company. Except as otherwise specifically authorized by the Company in writing, information, data and reports developed or acquired by Consultant in performance of this Agreement and furnished to the Company (the "Deliverables") shall be the exclusive property of the Company. The Deliverables shall not be disclosed to any third party without the written consent of the Company. The Consultant acknowledges that the breach of any of the covenants contained in this Section 7 will result in irreparable harm and continuing damages to the Company and the Company's business, and that the Company's remedy at law for any such breach or threatened breach would be inadequate. Accordingly, in addition to such remedies as may be available to the Company at law or in equity in the event of any such breach, any court of competent jurisdiction may issue an injunction (both preliminary and permanent), without bond, enjoining and restricting the breach or threatened breach of any such covenant, including, but not limited to, an injunction restraining the Consultant from disclosing, in whole or in part, any Confidential Information. The Consultant shall pay all of the Company's costs and expenses, including reasonable attorneys' fees and accountants' fees, incurred in enforcing such covenants.

         8. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant's partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant's performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant has disclosed to the Company or which is necessary for the performance of the Services under this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant's obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

         9.       Miscellaneous.

                  (a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

                  (b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

                  (c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.


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                  (d)      Choice of Law. The validity, interpretation,
construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws.

                  (e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                  (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                  (g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in New York, New York, USA, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply New York law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(g) shall not apply to the Confidentiality Agreement set forth in Section 7.

                  (h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF. [Signature Page Follows]

      The parties have executed this Agreement on the respective dates set forth below.


MYMETICS CORPORATION


By:        /Christian Rochet/

Title:  President & CEO

Date:   March 23, 2005


CONSULTANT


By:     /Anthony Jessop/

Title:  President

Date:   March 23, 2005





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EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

The Company wishes to employ the Consultant for the development of a business plan, introduction to strategic partners in the United States, Europe and Canada and advice regarding growth strategies.







EXHIBIT B

COMPENSATION

1. 1,500,000 shares of the Company's common stock, $.01 par value per share, upon execution of this Agreement; and

2. 1,500,000 shares of the Company's common stock, $.01 par value per share, upon successful completion of the Consulting Services, such decision to be solely within the discretion of the Company.